November 23, 2005

Stephen F. Fisher

Entercom Communications

401 City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax: 610-660-5661

Dear Steve:

I am very pleased to offer you the opportunity to serve as a member of the Knoll, Inc. ("Knoll") board of directors (the "Board") as of the date of formal approval of Knoll's board of directors, anticipated to be on December 6, 2005. We would also like you to be a member of the Company's audit committee. We are convinced that you will be a terrific addition to our Board.

As we discussed, the compensation would be as follows:

1. $25,000 per year as a director fee.

2. An additional $2,500 per board meeting (including telephonic Board meetings).

3. Payment of reasonable expenses for attending Board and Board Committee meetings.

4. A grant to you of 25,000 options to purchase Knoll stock with an exercise price equal to the closing price on the day of your appointment. These stock options would vest 25% per year on each of the next 4 anniversaries of the grant date and would otherwise be controlled by the terms of the applicable Knoll Stock Incentive Plan and a Stock Option Agreement.

There would be no additional compensation for committee meetings (whether in person or by telephone), except for reimbursement of expenses.

This offer is subject to:

1. The Board's formal election of you as a director and approval of your equity grant;

2. The Compensation Committee's formal approval of your compensation; and

3. Your execution of the Knoll Intellectual Property Agreement and Code of Ethics.

Please indicate your acceptance of this offer by signing and returning this letter. By signing this letter, you also keep non-public information that you learn about Knoll confidential. I will then have our lawyers send out the Knoll Code of Ethics and Intellectual Property Agreement to move this process along. We look forward to the skill, intelligence and experience that you will bring to Knoll.

Thank you.

Sincerely,

/s/ Burton B. Staniar

Burton B. Staniar

Chairman

cc: Andrew Cogan

Jeffrey Harris

Agreed

/s/ Stephen F. Fisher

Stephen F. Fisher